As filed with the Securities and Exchange Commission on June 29, 2016

Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

H/CELL ENERGY CORPORATION

(Name of registrant in its charter)

Nevada	2860	47-4823945
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

97 River Road

Flemington, NJ 08822

(908) 837-9097

(Address and telephone number of principal executive offices and principal place of business)

Andrew Hidalgo, Chief Executive Officer

H/Cell Energy Corporation

97 River Road

Flemington, NJ 08822

(908) 837-9097

 (Name, address and telephone number of agent for service)

Copies to:

James M. Turner, Esq.

Marc J. Ross, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Flr.

New York, New York 10006

(212) 930-9700

(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filed,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common stock, $.0001 par value	605,263	$0.50	$302,631.50	$30.47
Total	605,263		$302,631.50	$30.47

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of anti-dilution provisions, stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act. Based on the sales price paid by certain selling stockholders in our most recent private placement on June 16, 2016.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities under this Prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 29, 2016

PRELIMINARY PROSPECTUS

Up to 605,263 Shares of Common Stock

This Prospectus relates to the sale by the selling stockholders identified in this Prospectus of up to 605,263 shares of our common stock.  All of these shares of our common stock are being offered for resale by the selling stockholders.

The selling stockholders may sell some or all of their shares at a fixed price of $0.50 per share until our shares are quoted on the OTCQB, and thereafter at prevailing market prices or privately negotiated prices. The offering price bears no relationship to our assets, book value, earnings or any other customary investment criteria.  We will not receive any proceeds from the sale of these shares by the selling stockholders.  We will bear all costs relating to the registration of these shares of our common stock.

Our common stock is not currently listed for trading on any exchange or market.  It is our intention to seek quotation on the OTCQB Marketplace operated by the OTC Markets Group, but an application to trade our common stock has not been filed by a market maker on our behalf as of the date of this Prospectus.  There can be no assurances that our common stock will be approved for trading on the OTCQB or any other trading exchange.

In addition, we qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933 and, as such, are allowed to provide in this Prospectus more limited disclosures than an issuer that would not so qualify. Furthermore, for so long as we remain an emerging growth company, we will qualify for certain limited exceptions from investor protection laws such as the Sarbanes Oxley Act of 2002 and the Investor Protection and Securities Reform Act of 2010. Please read “Risk Factors” and “Prospectus Summary—Emerging Growth Company Status.”

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in this Prospectus under “Risk Factors” beginning on page 6 of this Prospectus.

You should rely only on the information contained in this Prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is dated                    , 2016

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Exchange Act. Forward-looking statements reflect the current view about future events. When used in this Prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this Prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, a continued decline in general economic conditions nationally and internationally; decreased demand for our products and services; market acceptance of our products and services; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize new and improved products and services; our ability to raise capital to fund continuing operations; changes in government regulation; our ability to complete customer transactions and capital raising transactions; and other factors (including the risks contained in the section of this Prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations and any businesses that may be acquired by us. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our common stock. The Prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

No person is authorized in connection with this Prospectus to give any information or to make any representations about us, the selling stockholders, the securities or any matter discussed in this Prospectus, other than the information and representations contained in this Prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any distribution of securities in accordance with this Prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this Prospectus. The Prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

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PROSPECTUS SUMMARY

This summary highlights information contained throughout this Prospectus and is qualified in its entirety to the more detailed information and financial statements included elsewhere in this Prospectus. This summary does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire Prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed in this Prospectus under “Risk Factors” beginning on page 6 of this Prospectus and our financial statements and the accompanying notes beginning on page F-1 of this Prospectus.

Overview

H/Cell Energy Corporation (“we”, “us” or the “Company”) was formed in August 2015 to expand upon the successful implementation of a solar hydrogen energy system used to completely power a residence or commercial property with clean energy so that it can run independent of the utility grid and also provide energy to the utility grid for monetary credits. This unique system uses renewal energy as its source for hydrogen production. We believe that it is a revolutionary green-energy concept that is safe, renewable, self-sustaining and cost effective. The hydrogen house concept began as a non-profit organization, The Hydrogen House Project, which was founded by Michael Strizki, our Chief Technology Officer. The organization successfully completed four hydrogen house projects, and we are now making the technology available to the general public. We intend to design and implement 12 hydrogen energy systems over the next 18 months.

Market Potential

According to the International Energy Agency, renewable energy will represent the largest single source of electricity growth over the next five years. During that time, the share of renewable energy in global power generation will rise to over 26% by 2020 from 22% in 2013. By 2020, the amount of global electricity generation coming from renewable energy will be higher than today’s combined electricity demand of China, India and Brazil. This rapid growth in the use of renewable energy is led by continued expansion in renewable energy technology, the need to lessen dependency on fossil fuel energy, grid-based vulnerabilities and the battle against global warming. According to the U.S. Energy Information Administration, renewable sources of energy accounted for about 10% of total U.S. energy consumption and 13% of electricity generation in 2014. In 2014, approximately $34 billion was spent on renewable energy production in the U.S. alone.

Technology Overview

There are great benefits to hydrogen energy. The use of hydrogen as a fuel produces no carbon dioxide or other greenhouse gases. Unlike fossil fuels, the only emissions from hydrogen fuel are chemically pure water and oxygen. Hydrogen can be extracted from water using renewable energy from the sun and unlike batteries, hydrogen energy can be stored indefinitely. There is no drilling, fracking or mining required to produce hydrogen energy. We believe it is the cleanest, safest and most efficient energy source on the planet.

In the past, there have been obstacles to commercializing hydrogen energy. The most significant hurdle has been the need to reduce the cost of the production of hydrogen. No matter how productive an energy source may be, it will not be widely adopted if it is prohibitively expensive. The cost of technology has come down and it has made hydrogen production less expensive. As technology advances, the cost will continue to decline, making hydrogen energy more affordable.

The HC-1 System

We have succeeded in developing a hydrogen energy system designed to create electricity that is generated by renewable solar energy. We call the solar hydrogen energy system the HC-1. The HC-1 system functions as a self-sustaining renewable energy system. It can be configured as an off grid solution for all your electricity needs or it can be connected to the grid to generate energy credits. Its production of hydrogen is truly eco-friendly, as it is not produced by the use of fossil fuels. It is a system comprised of solar modules, inverters, batteries, a hydrogen generator, a fuel cell and a hydrogen storage tank.

When there is solar power, the solar modules produce renewable energy that is collected through a solar inverter, which charges a bank of batteries through a battery inverter. After the batteries are fully charged, the excess electricity is then combined with water through a hydrogen generator that extracts the hydrogen from the water in a gasified state, which is safely transferred to the hydrogen tank and stored for later use. If the tank is full, excess electricity is sent from the batteries through the battery inverter to the utility grid, which results in energy credits for the system owner.

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The HC-1 system is connected to the residential or commercial property through the inverters. The electricity is always provided by the charged batteries. If there is no solar power to charge the batteries, the system keeps the batteries fully charged by using hydrogen stored in the tank, which processed through a fuel cell, creates the electricity. As the system is able to produce hydrogen, that keeps the hydrogen tank full, it provides a continuous supply of clean energy and sustainability that is independent from the grid.

Each HC-1 system is custom designed to accommodate the electrical loads for an end user. The system is completely scalable. Typically, one HC-1 standard system configuration with a solar modules and a large tank for hydrogen storage can provide 40 kWh per day, which is the average amount of electricity utilized by homes in the U.S. If the customer is connected to the electric grid, energy production that is converted to hydrogen in excess of the amount stored in the hydrogen tank is transferred to the local electric company, creating energy credits.

For an HC-1 system installation, the battery inverters and batteries are placed in the interior of the house or building. The hydrogen generator, fuel cell, electronics, pipes and tubing are kept in an outdoor enclosure near the house or building. The solar modules and solar inverters are outdoors and can be configured on the house or building or on land depending on available space. The hydrogen tank is typically underground but can be placed above ground, if necessary.

Cost Savings

We believe that the HC-1 system has the potential to generate an excellent return on investment over time. An end user who is spending on average $500 per month in electricity can generate significant energy savings and energy credits, depending on the state or country where the property is located. For example, in the State of New Jersey, the HC-1 standard system configuration will generate approximately 18 solar renewable energy credits (“SRECs”) per year, for an energy credit of $4,500. In certain states, an end user receives one SREC for each 1,000 kWh produced through renewal energy. The customer sells these SRECs to a broker who in turn sells the credits to a utility company so that the utility company can demonstrate their compliance with the regulatory obligations to reduce greenhouse gas emissions. The price per SREC can vary depending on supply and demand, but on average, SRECs sells for $250. Many other states that may not offer an SREC program, do offer other cash incentives for renewable energy systems.

In addition, the system eliminates the $500 monthly electric bill, resulting in annual savings of approximately $6,000. In total, with energy credits and the elimination of the electric bill, the annual savings can be approximately $10,500. Assuming a 30% Federal Investment Tax Credit upon installation, the HC-1 system will be repaid to the user in approximately seven years. Further benefits include having a clean renewable energy source that protects our environment, lessening dependence on the aging grid and allowing for a backup power generation system if the grid malfunctions from a natural disaster or cyber-attack.

Consulting and Installation Services

We will manage all projects directly and will be involved in all aspects of energy infrastructure build-out utilizing existing staff and subcontractors. We provide customers with an initial consultation free of charge, whereby we will review the customer’s location and utility bills to understand their historical energy consumption. We will then generate a proposal outline, indicating what type of system they will need, and what potential tax credits and energy credits they will be entitled to with our HC-1 system.

If the customer wishes to proceed, we are paid $5,000 to conduct a feasibility study. Upon execution of the final contract, we initiate the system installation. All project work is performed to specifications that meet local utility requirements as well as domestic and international building codes. Once the system is operational, we remotely receive data to monitor its performance and energy efficiency to confirm the system is functioning as expected. We will also provide any additional maintenance required at standard labor rates. All components come with at least a one year warranty.

Growth Strategy

Currently, our employees are licensed to install our HC-1 systems in the State of New Jersey. We intend to aggressively grow our business, both organically and through strategic acquisitions. We intend to acquire companies with licensed contractors in various states and regions, which will allow us to expand the territories in which we can build our systems. These acquired companies will also provide us with a consistent revenue stream, a customer base for marketing our HC-1 systems and technicians. Initially, we plan to focus on acquisitions in states that offer SRECs or other renewable energy incentives.

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The Offering

Common stock offered by the selling stockholders	Up to 605,263 shares of common stock sold to investors in private placement transactions, of which 105,263 were sold on December 9, 2015 and 500,000 were sold on June 16, 2016. We received gross proceeds of $50,000 from the sale of the shares on December 9, 2015 and $250,000 from the sale of the shares on June 16, 2016.

Offering price	$0.50 per share until a market develops (such as quotation on the OTCQB) and thereafter at market prices or privately negotiated prices.

Common stock outstanding before and after the offering	3,131,579 shares.

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Market for the common stock

There is no market for our securities. Our common stock is not currently listed for trading on any exchange. It is our intention to seek quotation on the OTCQB but an application to trade our common stock has not been filed by a market maker on our behalf as of the date of this Prospectus. There can be no assurance that our common stock will be approved for trading on the OTCQB, or any other trading exchange.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Therefore, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Risk factors	You should carefully consider the information set forth in this Prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 6 of this Prospectus before deciding whether or not to invest in our common stock.

The above information regarding common stock currently outstanding and to be outstanding after the offering represents the shares of common stock outstanding as of June 28, 2016 and does not include 1,000,000 shares of common stock issuable upon exercise of outstanding options issued pursuant to the Company’s 2016 Stock Incentive Plan, or the 2016 Plan, or 1,500,000 shares of common stock reserved for future issuance pursuant to the 2016 Plan.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or “JOBS Act.” For as long as we are an emerging growth company, unlike other public companies, we will not be required to:

●	provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

●	comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

●	comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise;

●	provide certain disclosure regarding executive compensation required of larger public companies; or

●	obtain shareholder approval of any golden parachute payments not previously approved.

We will cease to be an “emerging growth company” upon the earliest of:

●	when we have $1.0 billion or more in annual revenues;

●	when we have at least $700 million in market value of our common units held by non-affiliates;

●	when we issue more than $1.0 billion of non-convertible debt over a three-year period; or

●	the last day of the fiscal year following the fifth anniversary of our initial public offering.

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In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1), which will allow us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

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RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this Prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Company and Our Business

We have a short operating history and have not generated any revenue to date. This makes it difficult to evaluate our future prospects and increases the risk that we will not be successful.

We were incorporated in August 2015, have been operating for less than one year and have not generated any revenue to date. No assurances can be given that we will generate any significant revenue in the future, if at all. As a result, we have a very limited operating history for you to evaluate in assessing our future prospects. Our inability to produce significant revenues in the near term may harm our ability to obtain additional financing and may require us to reduce or discontinue our operations. We are subject to all risks inherent in a developing business enterprise. Our likelihood of continued success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the services industry and the competitive and regulatory environment in which we operate. As a new industry, there are few established companies whose business models we can follow. Similarly, there is little information about comparable companies for potential investors to review in making a decision about whether to invest in the Company.

Potential investors should consider, among other factors, our prospects for success in light of the risks and uncertainties generally encountered by companies that, like us, are in their early stages. We may not successfully address these risks and uncertainties or successfully implement our operating strategies. If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of our common stock to the point investors may lose their entire investment.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

In April 2012, the Jumpstart Our Business Startups Act, or the JOBS Act, was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act of 2002, (2) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (4) provide certain disclosure regarding executive compensation required of larger public companies or (5) hold unit holder advisory votes on executive compensation.

Our services have never been provided on a mass market commercial basis, and we do not know whether they will be accepted by the market.

The market for residential or commercial properties to run on hydrogen energy is a relatively new concept and the extent to which its use will be widely adopted is uncertain. To date, we are only aware of four homes, which we installed, that have been successful with this technology, and that is not a large enough market to prove our concept. If our services are not accepted by the market our financial condition will be negatively impacted. The development of a successful market for our proposed operations and our ability to implement our business plan may be affected by a number of factors, many of which are beyond our control. If our proposed operations fail to gain sufficient market acceptance, our business plans, prospects, results of operations and financial condition will be negatively impacted.

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Project development or construction activities may not be successful and proposed projects may not receive required permits or construction may not proceed as planned.

The development and construction of our proposed projects will involve various risks. Success in developing a particular project is contingent upon, among other things: (i) negotiation of satisfactory engineering, procurement and construction agreements; (ii) receipt of required governmental permits and approvals, including the right to interconnect to the electric grid on economically acceptable terms; (iii) payment of interconnection and other deposits (some of which may be non-refundable); and (iv) timely implementation and satisfactory completion of construction.

Successful completion of a particular project may be adversely affected by numerous factors, including: (i) delays in obtaining required governmental permits and approvals with acceptable conditions; (ii) unforeseen engineering problems; (iii) construction delays and contractor performance shortfalls; (iv) work stoppages; (v) cost over-runs; (vi) equipment and materials supply; (vii) adverse weather conditions; and (viii) environmental and geological conditions.

The hydrogen energy industry competes with both conventional power industries and other renewable power industries.

The hydrogen energy industry faces intense competition from companies in the energy industry, such as nuclear, natural gas and fossil fuels as well as other renewable energy providers, including solar, biomass and wind. Other energy sources may benefit from innovations that reduce costs, increase safety or otherwise improve their competitiveness. New natural resources may be discovered, or global economic, business or political developments may disproportionately benefit conventional energy sources. Governments may support certain renewable energy sources and not support hydrogen energy. If we cannot compete with the providers of other energy sources, it may materially and adversely affect our business, results of operations and financial condition.

To execute our overall business strategy, we will likely require additional working capital, which may not be available on terms favorable to us or at all. If additional capital is not available or is available at unattractive terms, we may be forced to delay, reduce the scope of or eliminate our operations.

We have an ambitious business plan for strong growth of our business, which will likely require us to raise additional financing to supplement our cash flows from operations to fully execute. We intend to use proceeds from our recent private placement to implement our business strategy, but significant proceeds will be used in connection with the registration statement that this Prospectus is a part of to make us into a public reporting company. We believe that once we are a public company, we will have a greater ability to issue stock in lieu of cash, including for acquisitions and employee retention.

We expect that we will require additional financing to execute our business strategy. To the extent we raise additional capital through the sale of equity securities, the issuance of those securities could result in dilution to our shareholders. In addition, if we obtain debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. If adequate funds are not available, we may be required to reduce our marketing and sales efforts or reduce or curtail our operations.

There can be no assurance that if we were to need additional funds to meet obligations we have incurred, or may incur in the future, that additional financing arrangements would be available in amounts or on terms acceptable to us, if at all. Furthermore, if adequate additional funds are not available, we may be required to delay, reduce the scope of, or eliminate material parts of the implementation of our business strategy.

We face strong competition from other energy companies, including traditional and renewable providers.

Although we offer a unique solution, the energy provider business is competitive. Our competitors range in size from small companies to large multinational corporations. Our main competitors vary by region and energy services offered. We compete against other renewable energy providers that offer solar and wind, as well as traditional electricity providers. Almost all of our competitors have greater financial and other resources than we do and may be able to grow more quickly or better respond to changing business and economic conditions. Many of our competitors also have greater access to capital and we may not be able to compete successfully with them.

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Our lack of diversification will increase the risk of an investment in us, and our financial condition and results of operations may deteriorate if we fail to diversify.

Our current business focuses primarily on one area of the renewable energy space, the hydrogen energy sector. Larger companies have the ability to manage their risk by diversification. However, we currently lack diversification, specifically in terms of the nature of our business. As a result, we will likely be impacted more acutely by factors affecting our industry and sector in which we operate, than we would if our business were more diversified, enhancing our risk profile.

If we fail to successfully introduce new products or services, we may lose market position.

New products, product improvements, line extensions or new services will be an important factor in our sales growth. If we fail to identify emerging technological trends, to maintain and improve the competitiveness of our existing products and services or to successfully introduce new products or services on a timely basis, we may lose market position.

The industry in which we operate has relatively low barriers to entry and increased competition could result in margin erosion, which would make profitability even more difficult to sustain.

Other than the technical skills required in our business, the barriers to entry in our business are relatively low. We do not have any intellectual property rights to protect our business methods and business start-up costs do not pose a significant barrier to entry. The success of our business is dependent on our employees, customer relations and the successful performance of our services. If we face increased competition as a result of new entrants in our markets, we could experience reduced operating margins and loss of market share and brand recognition.

Our failure to attract and retain engineering personnel or maintain appropriate staffing levels could adversely affect our business.

Our success depends upon our attracting and retaining skilled engineering personnel. Competition for such skilled personnel in our industry is high and at times can be extremely intense, especially for engineers and project managers, and we cannot be certain that we will be able to hire sufficiently qualified personnel in adequate numbers to meet the demand for our services. We also believe that our success depends to a significant extent on the ability of our key personnel to operate effectively, both individually and as a group. Additionally, we cannot be certain that we will be able to hire the requisite number of experienced and skilled personnel when necessary in order to service the number of contracts we may have at a particular time, particularly if the market for related personnel is competitive. Conversely, if we maintain or increase our staffing levels in anticipation of one or more projects and the projects are delayed, reduced or terminated, we may underutilize the additional personnel, which could reduce our operating margins, reduce our earnings and possibly harm our results of operations. If we are unable to obtain a sufficient number of contracts or effectively complete such contracts due to staffing deficiencies, our revenues may decline and we may experience continued losses.

Acquisitions involve risks that could result in a reduction of our operating results, cash flows and liquidity.

We currently intend to grow our business substantially by making strategic acquisitions, although we currently have no agreements to do so. However, we may not be able to identify suitable acquisition opportunities, or may be unable to complete such acquisitions. We may pay for acquisitions with our common stock or with convertible securities, which may dilute your investment in our common stock, or we may decide to pursue acquisitions that investors may not agree with. In connection with our acquisitions, we may also agree to substantial earn-out arrangements. To the extent we defer the payment of the purchase price for any acquisition through a cash earn-out arrangement, it will reduce our cash flows in subsequent periods. In addition, acquisitions may expose us to operational challenges and risks, including:

•	the ability to profitably manage acquired businesses or successfully integrate the acquired business’ operations and financial reporting and accounting control systems into our business;

•	increased indebtedness and contingent purchase price obligations associated with an acquisition;

•	the ability to fund cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties;

•	the availability of funding sufficient to meet increased capital needs;

•	diversion of management’s attention; and

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•	the ability to retain or hire qualified personnel required for expanded operations.

Completing acquisitions may require significant management time and financial resources because we may need to assimilate widely dispersed operations with distinct corporate cultures. In addition, acquired companies may have liabilities that we failed, or were unable, to discover in the course of performing due diligence investigations. We cannot assure you that the indemnification granted to us by sellers of acquired companies will be sufficient in amount, scope or duration to fully offset the possible liabilities associated with businesses or properties we assume upon consummation of an acquisition. We may learn additional information about our acquired businesses that materially adversely affect us, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business.

Failure to successfully manage the operational challenges and risks associated with, or resulting from, acquisitions could adversely affect our results of operations, cash flows and liquidity. Borrowings or issuances of convertible securities associated with these acquisitions may also result in higher levels of indebtedness.

Liability claims could have a material adverse effect on our operating results.

We face an inherent business risk of exposure to liability claims arising from the alleged failure of our services, including the individual components in our systems. Any material uninsured losses due to liability claims that we experience could subject us to material losses. We could be required to redesign our services if they prove to be defective. We maintain insurance against liability claims, but it is possible that our insurance coverage will not continue to be available on terms acceptable to us or that such coverage will not be adequate for liabilities actually incurred. A successful claim brought against us in excess of available insurance coverage, or any claim that results in significant expense or adverse publicity against us, could have a material adverse effect on our business, operating results and financial condition.

We are dependent upon key personnel whose loss may adversely impact our business.

We rely heavily on the expertise, experience and continued services of our founders, especially Andrew Hidalgo, our Chief Executive Officer, President and Chairman of the Board, Mike Strizki, our Chief Technology Officer and the developer of the hydrogen house concept and James Strizki, our Executive Vice President of Technical Services. We currently do not have employment agreements with any of our executive officers and they are not restricted from leaving or competing against us. The loss of either of these individuals, or an inability to attract or retain other key individuals, could materially adversely affect us. We seek to compensate and motivate these individuals, as well as other personnel, through competitive cash and equity compensation, but there can be no assurance that these programs will allow us to retain key personnel or hire new key personnel. As a result, if any member of our key personnel were to leave, we could face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any such successor obtains the necessary training and experience.

Our resources may not be sufficient to manage our expected growth; failure to properly manage our potential growth would be detrimental to our business.

We may fail to adequately manage our anticipated future growth. Any growth in our operations could place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

If we are unable to manage growth effectively, such as if our sales and marketing efforts exceed our capacity to perform our services and maintain our products or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially adversely affected. As with all expanding businesses, the potential exists that growth will occur rapidly. If we are unable to effectively manage this growth, our business and operating results could be negatively impacted. Anticipated growth in future operations may place a significant strain on management systems and resources. In addition, the integration of new personnel will continue to result in some disruption to ongoing operations. The ability to effectively manage growth in a rapidly evolving market requires effective planning and management processes. We will need to continue to improve operational, financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force. Our success depends in part on our maintaining high quality customer service and any failure to do so could adversely affect our business, financial condition or results of operations.

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Failure to properly manage projects may result in unanticipated costs or claims.

Our project engagements may involve large scale, highly complex projects. The quality of our performance on such projects depends in large part upon our ability to manage the relationship with our customers, and to effectively manage the project and deploy appropriate resources, in a timely manner. Any defects or errors or failure to meet customers’ expectations could result in claims for substantial damages against us. Our contracts generally limit our liability for damages that arise from negligent acts, errors, mistakes or omissions in rendering services to our customers. However, we cannot be sure that these contractual provisions will protect us from liability for damages in the event of litigation.

If we cannot establish and maintain relationships with distributors, we may not be able to increase revenues.

In order to increase our revenues and successfully commercialize our systems, we must establish and maintain relationships with our existing and potential distributors. A reduction, delay or cancellation of orders from one or more significant distributors could significantly reduce our revenues and could negatively impact our reputation among our current and potential customers.

Risks Related to Our Common Stock and this Offering

Our officers, directors and principal shareholders will own a controlling interest in our voting stock and investors will not have any voice in our management.

Our officers, directors and principal shareholders, in the aggregate, beneficially own or control the votes of approximately 84.2% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

•	election of our board of directors;
•	removal of any of our directors;
•	amendment of our certificate of incorporation or bylaws; and
•	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our directors, executive officers and principal shareholders collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors, executive officers or principal shareholders, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant.

We may raise capital through the sale of our securities in either private placements or a public offering, which offerings would dilute the ownership of investors in this private offering.

If our operations require additional capital in the future, we may sell additional share of our common stock and/or securities convertible into or exchangeable or exercisable for shares of our common stock.  Such offerings may be in private placements or a public offering.  If we conduct such additional offerings, an investor would experience dilution of his ownership of the Company.

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You may experience dilution of your ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders.  We are authorized to issue an aggregate of 25,000,000 shares of common stock and 5,000,000 shares of “blank check” preferred stock. We may issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes.  The future issuance of any such additional shares of our common stock may create downward pressure on the trading price of the common stock. We will likely need to raise additional capital in the near future to meet our working capital needs, and there can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with these capital raising efforts, including at a price (or exercise or conversion prices) that could be below the price an investor paid for stock.

There is presently no market for our common stock. Any failure to develop or maintain a trading market could negatively affect the value of our common stock and make it difficult or impossible for you to sell your shares.

There is currently no public market for our common stock and a public market for our common stock may not develop after effectiveness of the registration statement that this Prospectus is a part of.  Although we currently intend to apply to have our common stock approved for quotation on the OTCQB market, there are no assurances that we will meet the listing requirements or will be accepted for listing. Additionally, the OTC Markets is a dealer system that relies upon market-makers to provide quotations for our common stock and it is possible that no market-maker will want to provide such quotations. Failure to develop or maintain an active trading market could negatively affect the value of our common stock and make it difficult for you to sell your common stock.  Even if a market for our common stock does develop, the market price of our common stock may be highly volatile.  In addition to the uncertainties relating to our future operating performance and the profitability of our operations, factors such as variations in our interim financial results, or various, as yet unpredictable factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

Even if our common stock is quoted on the OTCQB under a symbol, the OTC Markets provides a limited trading market compared to national exchanges, like the New York Stock Exchange, The NASDAQ Stock Market or the NYSE MKT. In addition, the shares of our common stock may trade infrequently and in low volumes, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. An investor may find it difficult to obtain accurate quotations as to the market value of our common stock or to sell his or her shares at or near bid prices or at all. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Our common stock will be subject to the “Penny Stock” rules of the SEC and the trading market in our securities will be limited, which makes transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction.  Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.

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Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Being a public company is an additional expense with additional administrative burden.

Upon effectiveness of the registration statement that this Prospectus is a part of, we will be subject to federal securities laws, rules and regulations related thereto. Complying with these laws and regulations will require the time and attention of our Board of Directors and management, and increase our expenses. As a public reporting company, we would become fully subject to the information and reporting requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, or the Exchange Act, and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act. Complying with these laws and regulations requires the time and attention of our Board of Directors and management, and increases our expenses. We estimate we will incur approximately $100,000 to $150,000 in 2016 to become a public reporting company and comply with public company compliance requirements, with many of those costs recurring annually thereafter.

Among other things, we will be required to:

•	maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;
•	maintain policies relating to disclosure controls and procedures;
•	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;
•	institute a more comprehensive compliance function, including corporate governance; and
•	involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders are added expenses and much greater than that of a privately-held company, and compliance with these rules and regulations may require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of management. There can be no assurance that we will be able to comply with the applicable regulations in a timely manner, if at all. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including upon the expiration of any lockup periods or the statutory holding period under Rule 144, or issued upon the conversion of preferred stock, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall.  The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

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USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered by them under this Prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders covered by this Prospectus.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no public or other market for our common stock, and we cannot guarantee that any such market will develop in the foreseeable future.  It is our intention to seek quotation on the OTCQB but an application to trade our common stock has not been filed by a market maker on our behalf as of the date of this Prospectus.  There can be no assurances that our common stock will be approved for trading on the OTCQB, or any other trading exchange.

Holders

As of June 28, 2016, there were 3,131,579 shares of our common stock issued and outstanding and our shares are held by 57 shareholders of record. The transfer agent of our common stock is VStock Transfer, LLC, 77 Spruce Street, Suite 201, Cedarhurst, NY 11516.

Dividends

We have not declared or paid any cash dividends on our common stock and we do not anticipate paying any cash dividends to stockholders in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Some of the information in this Form S-1 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this Prospectus. See “Risk Factors.”

Business Overview

We were formed in August 2015 to expand upon the successful implementation of a solar hydrogen energy system used to completely power a residence or commercial property with clean energy so that it can run independent of the utility grid and also provide energy to the utility grid for monetary credits. This unique system uses renewal energy as its source for hydrogen production. We believe that it is a revolutionary green-energy concept that is safe, renewable, self-sustaining and cost effective.

There are great benefits to hydrogen energy. The use of hydrogen as a fuel produces no carbon dioxide or other greenhouse gases. Unlike fossil fuels, the only emissions from hydrogen fuel are chemically pure water and oxygen. Hydrogen can be extracted from water using renewable energy from the sun and unlike batteries, hydrogen energy can be stored indefinitely. There is no drilling, fracking or mining required to produce hydrogen energy. We believe it is the cleanest, safest and most efficient energy source on the planet.

We have succeeded in developing a hydrogen energy system designed to create electricity that is generated by renewable solar energy. We call the solar hydrogen energy system the HC-1. The HC-1 system functions as a self-sustaining renewable energy system. It can be configured as an off grid solution for all your electricity needs or it can be connected to the grid to generate energy credits. Its production of hydrogen is truly eco-friendly, as it is not produced by the use of fossil fuels. It is a system comprised of solar modules, inverters, batteries, a hydrogen generator, a fuel cell and a hydrogen storage tank.

When there is solar power, the solar modules produce renewable energy that is collected through a solar inverter, which charges a bank of batteries through a battery inverter. After the batteries are fully charged, the excess electricity is then combined with water through a hydrogen generator that extracts the hydrogen from the water in a gasified state, which is safely transferred to the hydrogen tank and stored for later use. If the tank is full, excess electricity is sent from the batteries through the battery inverter to the utility grid, which results in energy credits for the system owner.

The HC-1 system is connected to the residential or commercial property through the inverters. The electricity is always provided by the charged batteries. If there is no solar power to charge the batteries, the system keeps the batteries fully charged by using hydrogen stored in the tank, which processed through a fuel cell, creates the electricity. As the system is able to produce hydrogen, that keeps the hydrogen tank full, it provides a continuous supply of clean energy and sustainability that is independent from the grid.

Each HC-1 system is custom designed to accommodate the electrical loads for an end user. The system is completely scalable. Typically, one HC-1 standard system configuration with a solar modules and a large tank for hydrogen storage can provide 40 kWh per day, which is the average amount of electricity utilized by homes in the U.S. If the customer is connected to the electric grid, energy production that is converted to hydrogen in excess of the amount stored in the hydrogen tank is transferred to the local electric company, creating energy credits.

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If a customer wishes to connect our system to the electrical grid in order to generate renewable energy credits, the customer needs to obtain interconnection agreements from the applicable local primary electricity utility. If the customer obtains an interconnection agreement, once the HC-1 system is operational, the HC-1 system end user can eliminate their electric bill and, if in a permissible state, can begin generating SRECs. In certain states, an end user receives one SREC for each 1,000 kWh produced through renewal energy. The customer sells these SRECs to a broker who in turn sells the credits to a utility company so that the utility company can demonstrate their compliance with the regulatory obligations to reduce greenhouse gas emissions. The price per SREC can vary depending on supply and demand, but on average, SRECs sells for $250. Many other states that may not offer an SREC program, do offer other cash incentives for renewable energy systems.

Current Operating Trends

Currently, our employees are licensed to install our HC-1 systems in the State of New Jersey. We intend to aggressively grow our business, both organically and through strategic acquisitions. We intend to acquire companies with licensed contractors in various states and regions, which will allow us to expand the territories in which we can install our systems. These acquired companies will also provide us with a consistent revenue stream, a customer base for marketing our HC-1 systems and technicians. Initially, we intend to focus on states or countries whose government supports a regulatory standard requiring its utility companies to increase their production of energy from renewable energy sources. These governments have established various incentives and financial mechanisms to accelerate and promote the use of renewable energy sources. Currently, many states comply with regulatory standards including New Jersey, Massachusetts, Pennsylvania, Maryland, Ohio, Delaware, North Carolina, Virginia, Kentucky, West Virginia, Michigan, Indiana, Illinois as well as the District of Columbia. In addition, countries such as the United Kingdom, Australia, Italy, Poland, Sweden, Belgium and Chile have adopted regulatory standards. The list is expanding each year.

We have received requests for and provided quotations on the cost for our HC-1 systems and believe that we will design and install 12 hydrogen energy systems over the next 18 months. We are also searching for suitable acquisition targets that will complement our services, create revenue production, allow us to expand our sales and technical staff and provide us with a larger customer base to pursue with greater geographic coverage. As of the date of this prospectus, we have no agreements or understandings to acquire any companies and no assurances can be given that we will identify or successfully acquire any other companies.

Results of Operations

For the Period August 17, 2015 (date of inception) to December 31, 2015

Revenue and Cost of Revenue

We had no revenue or cost of revenue during the period August 17, 2015 (date of inception) to December 31, 2015.

General and Administrative Expenses

During the period August 17, 2015 (date of inception) to December 31, 2015, our general and administrative expenses were $5,820. Research and development expenses were $2,400 for improvements to our HC-1 system. Professional fees of $2,024 consisted of legal fees incurred in connection with the incorporation and set-up of our company and capital raising activities. We incurred $882 of travel and entertainment related to potential customer site visits. In addition, we incurred $275 of office supplies and related expenses and $239 on outside services for computer and internet-related services.

Net Loss

As a result of the foregoing, we had a net loss of $5,820 during the period August 17, 2015 (date of inception) to December 31, 2015.

For the Three Months Ended March 31, 2016

Revenue and Cost of Revenue

We had no revenue or cost of revenue during the quarter ended March 31, 2016.

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General and Administrative Expenses

During the three months ended March 31, 2016, our general and administrative expenses were $429,005. We granted an aggregate of 1,000,000 options to purchase our common stock in connection with the services rendered at the exercise price of $0.01 per share for a term of five years, vesting immediately, and have approximate fair value of $387,450. Professional fees of $40,189 consisted of legal fees incurred in connection with capital raising activities and accounting fees. Research and development expenses were $2,000 for continued improvements to our HC-1 system. We incurred $1,206 of travel and entertainment related to capital raising, meetings and dinners with investors. In addition, we incurred $10 of office supplies and related expenses and depreciation of $150.

Net Loss

As a result of the foregoing, we had a net loss of $431,005 for the quarter ended March 31, 2016.

Liquidity and Capital Resources

As of March 31, 2016, we had working capital of $197,975, comprised of $199,191 in cash and cash equivalents, which was offset by $1,216 in accounts payables to stockholders. For the three months ended March 31, 2016, we used $45,805 of cash in operating activities, which represented our net loss of $431,005 and $2,400 of changes in accounts payable, offset by $150 of depreciation and $387,450 of stock based compensation. . For the three months ended March 31, 2016, we had $195,796 of net cash provided by financing activities, which represented $200,000 of proceeds through the sale of shares of common stock, offset by $4,204 due to stockholders We did not have any cash used in investing activities for the three months ended March 31, 2016.

Cash used in operations for the period August 17, 2015 (date of inception) to December 31, 2015 was $3,420, which represented our net loss of $5,820, which was offset by $2,400 of changes in accounts payable and accrued expenses. Cash used in investing activities for the period August 17, 2015 (date of inception) to December 31, 2015 was $3,000 for payment of costs incurred for website development costs. For the period August 17, 2015 (date of inception) to December 31, 2015, we had cash from financing activities of $55,620, from $50,200 through the sale of shares of common stock and $5,420 due to stockholders.

We expect to incur losses from operations for the near future. We expect to incur expenses related to compliance for being a public company and travel related to visiting potential customer sites. We expect that our general and administrative expenses will increase in the future as we expand our business development, add infrastructure and incur additional costs related to being a public company, including incremental audit fees, investor relations programs and increased professional services.

Our future capital requirements will depend on a number of factors, including the progress of our sales and marketing of our services, the timing and outcome of potential acquisitions, the costs involved in operating as a public reporting company, the status of competitive services, the availability of financing and our success in developing markets for our services. We believe our existing cash will be sufficient to fund our operating expenses and capital equipment requirements for at least the next 12 months.

We presently do not have any available credit, bank financing or other external sources of liquidity. Due to our brief history and historical operating losses, our operations have not been a source of liquidity. We may need to obtain additional capital in order to expand operations and fund our activities. Future financing may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. Even if we are able to raise the funds if required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we may be required to delay, reduce the scope of or eliminate our marketing and business development services.

December 2015 Private Placement

On December 29, 2015, we sold 105,263 shares of common stock to one accredited investor for gross proceeds of $50,000.

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February 2016 Private Placement

Effective February 4, 2016, we sold 526,316 shares of common stock to one accredited investor for gross proceeds of $200,000.

June 2016 Private Placement

Effective June 16, 2016, we sold 500,000 shares of common stock to 52 accredited investors for gross proceeds of $250,000.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect our reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates and judgments, including those related to accrued expenses and stock-based compensation. We based our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the reported amounts of revenues and expenses that are not readily apparent from other sources. Actual results may differ from these estimates.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents includes cash in bank and money market funds as well as other highly liquid investments with an original maturity of three months or less.

Website Development Costs

In accordance with FASB Accounting Standards Codification (“ASC”) 350, Website Development Costs, website development is segregated into three stages or activities. During the initial, or planning stage, all related costs are expensed as incurred. The second phase is the development of the site, which include costs incurred for web application and infrastructure, as well as graphics development. Costs incurred during the second phase are capitalized and then amortized when the website is ready for its intended use. Stage three consists of costs incurred for post-implementation work, such as security, training and administration. Such costs incurred during this phase are expensed as incurred. Expenditures for additional upgrades and features once the website is launched are capitalized if the upgrades and enhancements furnish additional functionality; otherwise, such costs are expensed as incurred.

Website development costs which have been capitalized will be amortized, using the straight-line method, over an estimated useful life of five years, commencing when the site is launched.

Research and Development Costs

Research and development costs are expensed as incurred. These costs consist primarily of consulting fees, salaries and direct payroll related costs.

Stock-Based Compensation

We measure the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period.

As of March 31, 2016, we had 1,000,000 options outstanding to purchase shares of common stock, of which all were vested.

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As of December 31, 2015, we had -0- options outstanding to purchase shares of common stock.

Recent Accounting Pronouncements

On June 19, 2014, we adopted the amendment to (Topic 718) Stock Compensation: Accounting for Share-Based Payments when the terms of an award provide that a performance target could be achieved after the requisite service period. The amendment for accounting for share based payments, when an award provides that a performance target that affects vesting could be achieved after an employee completes the requisite service period shall be accounted for as a performance condition. The performance target shall not be reflected in estimating the fair value of the award at the grant date, and compensation cost shall be recognized in the period in which it becomes probable that the performance target will be achieved and will represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost shall be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period shall reflect the number of awards that are expected to vest and shall be adjusted to reflect the awards that ultimately vest. We do not believe the accounting standards currently adopted will have a material effect on the accompanying condensed financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (Topic 606). This ASU provides guidance for revenue recognition and affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets and supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” and most industry specific guidance. The standard’s core principle is the recognition of revenue when a company transfers promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under the current guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers” (Topic 606): Deferral of the Effective Date, which deferred the effective date of ASU 2014-09 to fiscal years beginning after December 15, 2017, including interim reporting periods within that reporting period. Early adoption is permitted for fiscal years beginning after December 15, 2016. We are currently evaluating the method and impact the adoption of ASU 2014-09 will have on our consolidated financial statements and disclosures.

In April 2015, the FASB issued ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs” this Update as part of its initiative to reduce complexity in accounting standards (the Simplification Initiative). The Board received feedback that having different balance sheet presentation requirements for debt issuance costs and debt discount and premium creates unnecessary complexity. Recognizing debt issuance costs as a deferred charge (that is, an asset) also is different from the guidance in International Financial Reporting Standards (IFRS), which requires that transaction costs be deducted from the carrying value of the financial liability and not recorded as separate assets. Additionally, the requirement to recognize debt issuance costs as deferred charges conflicts with the guidance in FASB Concepts Statement No. 6, Elements of Financial Statements, which states that debt issuance costs are similar to debt discounts and in effect reduce the proceeds of borrowing, thereby increasing the effective interest rate. Concepts Statement 6 further states that debt issuance costs cannot be an asset because they provide no future economic benefit. To simplify presentation of debt issuance costs, the amendments in this Update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this Update. For public business entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. We are currently evaluating the effects of adopting this ASU, if it is deemed to be applicable.

Management reviewed currently issued pronouncements during the twelve months ended December 31, 2015, and does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed financial statements.

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BUSINESS

Overview

The Company was formed in August 2015 to expand upon the successful implementation of a solar hydrogen energy system used to completely power a residence or commercial property with clean energy so that it can run independent of the utility grid and also provide energy to the utility grid for monetary credits. This unique system uses renewal energy as its source for hydrogen production. We believe that it is a revolutionary green-energy concept that is safe, renewable, self-sustaining and cost effective. The hydrogen house concept began as a non-profit organization, The Hydrogen House Project, which was founded by Michael Strizki, our Chief Technology Officer. The organization successfully completed four hydrogen house projects, and we are now making the technology available to the general public. We intend to design and implement 12 hydrogen energy systems over the next 18 months.

Market Potential

According to the International Energy Agency, renewable energy will represent the largest single source of electricity growth over the next five years. During that time, the share of renewable energy in global power generation will rise to over 26% by 2020 from 22% in 2013. By 2020, the amount of global electricity generation coming from renewable energy will be higher than today’s combined electricity demand of China, India and Brazil. This rapid growth in the use of renewable energy is led by continued expansion in renewable energy technology, the need to lessen dependency on fossil fuel energy, grid-based vulnerabilities and the battle against global warming. According to the U.S. Energy Information Administration, renewable sources of energy accounted for about 10% of total U.S. energy consumption and 13% of electricity generation in 2014. In 2014, approximately $34 billion was spent on renewable energy production in the U.S. alone.

Technology Overview

There are great benefits to hydrogen energy. The use of hydrogen as a fuel produces no carbon dioxide or other greenhouse gases. Unlike fossil fuels, the only emissions from hydrogen fuel are chemically pure water and oxygen. Hydrogen can be extracted from water using renewable energy from the sun and unlike batteries, hydrogen energy can be stored indefinitely. There is no drilling, fracking or mining required to produce hydrogen energy. We believe it is the cleanest, safest and most efficient energy source on the planet.

In the past, there have been obstacles to commercializing hydrogen energy. The most significant hurdle has been the need to reduce the cost of the production of hydrogen. No matter how productive an energy source may be, it will not be widely adopted if it is prohibitively expensive. The cost of technology has come down and it has made hydrogen production less expensive. As technology advances, the cost will continue to decline, making hydrogen energy more affordable.

The HC-1 System

We have succeeded in developing a hydrogen energy system designed to create electricity that is generated by renewable solar energy. We call the solar hydrogen energy system the HC-1. The HC-1 system functions as a self-sustaining renewable energy system. It can be configured as an off grid solution for all your electricity needs or it can be connected to the grid to generate energy credits. Its production of hydrogen is truly eco-friendly, as it is not produced by the use of fossil fuels. It is a system comprised of solar modules, inverters, batteries, a hydrogen generator, a fuel cell and a hydrogen storage tank.

When there is solar power, the solar modules produce renewable energy that is collected through a solar inverter, which charges a bank of batteries through a battery inverter. After the batteries are fully charged, the excess electricity is then combined with water through a hydrogen generator that extracts the hydrogen from the water in a gasified state, which is safely transferred to the hydrogen tank and stored for later use. If the tank is full, excess electricity is sent from the batteries through the battery inverter to the utility grid, which results in energy credits for the system owner.

The HC-1 system is connected to the residential or commercial property through the inverters. The electricity is always provided by the charged batteries. If there is no solar power to charge the batteries, the system keeps the batteries fully charged by using hydrogen stored in the tank, which processed through a fuel cell, creates the electricity. As the system is able to produce hydrogen, that keeps the hydrogen tank full, it provides a continuous supply of clean energy and sustainability that is independent from the grid.

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Each HC-1 system is custom designed to accommodate the electrical loads for an end user. The system is completely scalable. Typically, one HC-1 standard system configuration with a solar modules and a large tank for hydrogen storage can provide 40 kWh per day, which is the average amount of electricity utilized by homes in the U.S. If the customer is connected to the electric grid, energy production that is converted to hydrogen in excess of the amount stored in the hydrogen tank is transferred to the local electric company, creating energy credits.

For an HC-1 system installation, the battery inverters and batteries are placed in the interior of the house or building. The hydrogen generator, fuel cell, electronics, pipes and tubing are kept in an outdoor enclosure near the house or building. The solar modules and solar inverters are outdoors and can be configured on the house or building or on land depending on available space. The hydrogen tank is typically underground but can be placed above ground, if necessary.

Solar Modules and Racking	Solar Inverters	Battery Inverters

Batteries and Enclosure	HC-1 Outdoor Enclosure	Hydrogen Generator

Fuel Cell	Hydrogen Tank	Hydrogen Tank Connected

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Standard System Configuration

While the HC-1 system is completely scalable up or down, outlined below is the standard system configuration for a residential installation.

Power Specifications:

•	12,000 watts of electric solar power
•	1,200 ampere hour (AH) 48v battery pack power
•	1,100 watts of hydrogen fuel cell power

Component Specifications:

•	(40) 320 watt solar modules and racking
•	(2) 6,000 watt solar inverters
•	(24) 400 AH 6v valve regulated lead acid batteries
•	(2) 6,000 watt off grid battery inverters
•	(1) battery combiner and enclosure
•	(1) 1,100 watt hydrogen fuel cell
•	(1) H2 To Go hydrogen generator 600/cc @ 250 psi
•	(1) communications controller, card and interface
•	(1) outdoor enclosure
•	(1) 1,000 gallon hydrogen storage tank

Cost Savings

We believe that the HC-1 system has the potential to generate an excellent return on investment over time. An end user who is spending on average $500 per month in electricity can generate significant energy savings and energy credits, depending on the state or country where the property is located. For example, in the State of New Jersey, the HC-1 standard system configuration will generate approximately 18 SRECs per year, for an energy credit of $4,500. In addition, the system eliminates the $500 monthly electric bill, resulting in annual savings of approximately $6,000. In total, with energy credits and the elimination of the electric bill, the annual savings can be approximately $10,500. Assuming a 30% tax credit upon purchase, the HC-1 system will be repaid to the user in approximately seven years. Further benefits include having a clean renewable energy source that protects our environment, lessening dependence on the aging grid and allowing for a backup power generation system if the grid malfunctions from a natural disaster or cyber-attack.

Consulting and Installation Services

We will manage all projects directly and will be involved in all aspects of energy infrastructure build-out utilizing existing staff and subcontractors. We provide customers with an initial consultation free of charge, whereby we will review the customer’s location and utility bills to understand their historical energy consumption. We will then generate a proposal outline, indicating what type of system they will need, and what potential tax credits and energy credits they will be entitled to with our HC-1 system.

If the customer wishes to proceed, we are paid $5,000 to conduct a feasibility study, which involves:

•	Determining what government authorizations are required to proceed;
•	Determining what zoning regulations apply to the project site;
•	Designing site plans and determining what site permits are required;
•	Conducting an energy audit;
•	Providing the preliminary system design and drawings; and
•	Drafting of the project contract.

Upon execution of the final contract, and payment of the initial fee, we initiate the system installation, which involves.

•	Assignment of the project manager;
•	Completed photovoltaic design with signed and sealed drawings;
•	Completed electrical distribution and interconnection design with signed and sealed drawings;
•	Execution and filing of all local construction permits and fees on behalf of the system end user;

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•	Completed public utility interconnection applications;
•	Submission of all construction liability and professional liability insurance forms;
•	Confirmation of safety compliance;
•	Site preparation for implementation;
•	System installation, completion of all cabling, system start-up, testing and commissioning;
•	Site restoration; and
•	Preparation of closeout documents with as-built drawings and photos.

All project work is performed to specifications that meet local utility requirements as well as domestic and international building codes. Once the system is operational, we remotely receive data to monitor its performance and energy efficiency to confirm the system is functioning as expected. We will also provide any additional maintenance required at standard labor rates. All components come with at least a one year warranty.

Growth Strategy

Currently, our employees are licensed to install our HC-1 systems in the State of New Jersey. We intend to aggressively grow our business, both organically and through strategic acquisitions. We intend to acquire companies with licensed contractors in various states and regions, which will allow us to expand the territories in which we can build our systems. These acquired companies will also provide us with a consistent revenue stream, a customer base for marketing our HC-1 systems and technicians. Initially, we plan to focus on acquisitions in states that offer SRECs or other renewable energy incentives.

Completed Projects

As previously mentioned, the hydrogen house concept began as a non-profit organization that completed four hydrogen house projects. Outlined below are descriptions of three of these installations. The fourth installation is under a confidentiality agreement imposed by the end user and cannot be discussed.

Strizki Property, Hopewell, NJ

This was the first solar hydrogen energy system installed in North America. Completed in 2006, the installation is comprised of land-based and roof-based solar modules, 10 above ground tanks each holding 1,000 gallons of gasified hydrogen, six inverters, 48 6v batteries, a hydrogen generator and a fuel cell. At the time, the cost of this system was $185,000 due to the additional solar modules, storage tanks, inverters and batteries, which have all since, come down in price. This 2,800 square foot home can operate completely off the grid but is connected to the grid in order to generate energy credits. The home produces approximately $8,000 in SRECs per year.

De Tiberge Property, Pennington, NJ

This project was completed in 2015 and was comprised of land-based solar modules, one underground tank that holds 1,000 gallons of gasified hydrogen, four solar inverters, four battery inverters, 24 6v batteries, a hydrogen generator and a fuel cell. The sale price for the system was $185,000. The higher sales price reflects a larger solar module installation and multiple inverters. The system was purchased outright by the owner and included a 30% investment tax credit from the federal government. The dwelling is a 2,300 square foot home that had an average monthly electricity bill of $680. With the installation of the solar hydrogen energy system, the property generates approximately $9,000 in SRECs per year and saving approximately $8,000 per year as there is no electricity bill.

Knapp Property, Grand Cayman Island

This project was completed in 2012 and was comprised of roof-based solar modules, one above ground tank that holds 1,000 gallons of gasified hydrogen, two inverters, 18 6v batteries, a hydrogen generator and a fuel cell. The sale price for the system was $122,000. The system was purchased outright by the owner. The Cayman Islands government does not provide any investment tax credit and the public utility company does not provide for SRECs or net usage credits. However, as is the case with most island nations, electricity is very expensive. In the case of the 2,800 square foot Knapp Property, the electrical bill exceeded $1,000 per month with grid restoration assessments. By installing the solar hydrogen energy system, the owner eliminated 95% of their monthly electric bill. The system also has the full endorsement of The Cayman Islands Department of Environment.

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Competition

Given the increasing focus on renewable energy to offset the environmental problems caused by fossil fuels, the renewable energy industry is highly competitive, and rapidly evolving. Our major competitors include leading global companies, and other regional and local energy providers.

In the markets where we plan to conduct business, we will compete with many energy producers including electric utilities and large independent power producers. There is also competition from fossil fuel sources such as natural gas and coal, and other renewable energy sources such as solar and wind. The competition depends on the resources available within the specific markets. However, we believe that our unique system allows us to compete favorably with traditional utilities and other renewable energy systems in the regions we service.

Although the cost to produce clean, reliable, renewable energy is becoming more competitive with traditional fossil fuel sources, it generally remains more expensive to produce, and the reliability of its supply is less consistent than traditional fossil fuel. Deregulation and consumer preference are becoming important factors in increasing the development of renewable energy projects.

However, as a newly formed company, substantially all of our competitors have advantages over us in terms of greater operational, financial, technical, management or other resources in particular markets or in general. While hydrogen energy has certain advantages when compared to other power generating technologies, it is one of the newer and less established methods of renewable energy and therefore currently has less market acceptance.

Governmental Regulation

We are subject to laws and regulations affecting our operations in a number of areas. These U.S. and foreign laws and regulations affect the Company’s activities which include, but are not limited to, the areas of zoning, permitting, labor, advertising, consumer protection, real estate, billing, quality of services, intellectual property and ownership and infringement, tax, import and export requirements, anti-corruption, foreign exchange controls and cash repatriation restrictions, data privacy requirements, anti-competition, environmental, and health and safety. In the U.S., our operations are subject to stringent and complex federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. For example, we are subject to the requirements of the federal Occupational Safety and Health Act, as amended, or OSHA, and comparable state laws that protect and regulate employee health and safety. We expend resources to maintain compliance with OSHA requirements and industry best practices.

Regulatory Matters

If a customer wishes to connect our system to the electrical grid in order to generate renewable energy credits, the customer needs to obtain interconnection agreements from the applicable local primary electricity utility. Prior to an installation of the HC-1 system, on behalf of the customer, we will submit an interconnection application with the local public utility company to become a certified renewable energy generator. Approval of the application is based on a balance of historical consumption and the amount of renewable energy to be produced. In almost all cases, interconnection agreements are standard form agreements that have been pre-approved by the local public utility commission or other regulatory body with jurisdiction over interconnection. As such, no additional regulatory approvals are required once interconnection agreements are signed.

Government Incentives

We intend to focus on states or countries whose government supports a regulatory standard requiring its utility companies to increase their production of energy from renewable energy sources. These governments have established various incentives and financial mechanisms to accelerate and promote the use of renewable energy sources. Currently, many states comply with regulatory standards including New Jersey, Massachusetts, Pennsylvania, Maryland, Ohio, Delaware, North Carolina, Virginia, Kentucky, West Virginia, Michigan, Indiana, Illinois as well as the District of Columbia. In addition, countries such as the United Kingdom, Australia, Italy, Poland, Sweden, Belgium and Chile have adopted regulatory standards. The list is expanding each year.

If the customer obtains an interconnection agreement from the applicable local primary electricity utility, once the HC-1 system is operational, the HC-1 system end user can eliminate their electric bill and, if in a permissible state, can begin generating SRECs. In certain states, an end user receives one SREC for each 1,000 kWh produced through renewal energy. The customer sells these SRECs to a broker who in turn sells the credits to a utility company so that the utility company can demonstrate their compliance with the regulatory obligations to reduce greenhouse gas emissions. The price per SREC can vary depending on supply and demand, but on average, SRECs sells for $250. Many other states, which may not offer an SREC program, as well as the Federal government, do offer other cash and tax incentives for renewable energy systems.

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Employees

As of June 28, 2016, we had five full time employees, including our officers. We plan to hire employees on an as-needed basis. None of our employees are represented by a labor union, and we believe that our relations with our employees are good.

DESCRIPTION OF PROPERTIES

We maintain our principal office at 97 River Road, Flemington, NJ 08822.  Our telephone number at that office is (908) 837-9097. Our current office space consists of approximately 800 square feet, which is donated to us from one of our executive officers. There is no lease agreement and we pay no rent.

We believe that our existing facilities are suitable and adequate to meet our current business requirements. We maintain a website at www.hcellenergy.com and the information contained on that website is not deemed to be a part of this Prospectus.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

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MANAGEMENT

The names of our executive officers and directors and their age, title, and biography as of March 21, 2013 are set forth below:

Name	Age	Position Held with our Company	Date First Elected or Appointed
Andrew Hidalgo	59	Chief Executive Officer, President, Chairman of the Board and Director	August 17, 2015

Matthew Hidalgo	33	Chief Financial Officer, Treasurer and Secretary	August 17, 2015

Mike Strizki	59	Chief Technology Officer	August 17, 2015

James Strizki	32	Executive Vice President of Technical Services and Director	August 17, 2015

Rezaul Karim	59	Director	February 5, 2016

Business Experience

The following is a brief account of the education and business experience of each director and executive officer of our Company, indicating the person's principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Andrew Hidalgo – Chief Executive Officer, President, Chairman of the Board and Director.

Andy is responsible for strategic direction, business development and investor relations. Currently a Managing Partner at Turquino Equity LLC, Andy has over 25 years of experience in business planning, operations, mergers, acquisitions, financing, corporate governance and SEC compliance. Andy is the former founder, Chairman and CEO of WPCS International Incorporated (“WPCS”), which grew to over $100 million in profitable annual revenue. In his role at WPCS, Andy helped it raise over $40 million of equity financing and acquired 19 companies on three continents while achieving a NASDAQ Global Market listing. Prior experience included operational and business development roles with 3M, Schlumberger and General Electric, where he was a member of the corporate business development committee. Andy’s significant executive leadership experience was instrumental in his selection as a member of the board of directors.

Mike Strizki – Chief Technology Officer.

Mike is responsible for research and development. Developer of the concept, Mike converted his own home to run on solar-hydrogen power in 2006. This included a hydrogen vehicle fueling station. The home serves as the flagship prototype for his accomplishments. Mike has obtained several patents for his work and began the hydrogen house project as a non-profit organization focused on the development of an affordable solar hydrogen energy system for residential and commercial properties. In addition, he has assisted in the development of the Peugeot Fuel Cell Fire Engine and the Duffy Fuel Cell Electric Boat. Prior experience includes 16 years with the New Jersey Department of Transportation, where he developed two fuel cell vehicles for the state.

Matthew Hidalgo – Chief Financial Officer, Treasurer and Secretary.

Matt is responsible for financial management and operations. Currently a Managing Partner at Turquino Equity LLC, Matt has over 10 years of experience in finance, accounting, operations, restructuring and the integration of acquisitions. He was the former controller and operations manager for the largest subsidiary of WPCS, managing over $30 million in annual revenue. Prior roles included managing accounting functions for several Australian subsidiaries of WPCS. After graduating Pennsylvania State University with a B.S. in Accounting, he began his career as an accountant for PriceWaterhouse Coopers LLP, where he focused on preparing financial statements and partnership allocations for hedge funds and private equity firms.

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James Strizki – Executive Vice President of Technical Services and Director

James is responsible for outlining the project scope, generating quotes, project management, site permits and system implementation. He manages our technical resources in assuring a high quality and efficient installation that meets the customer’s expectations. After graduating Rutgers University with a degree in Civil Engineering, James worked for the New Jersey Department of Transportation as an engineer focused on the structural evaluation of transportation infrastructure. In addition, he has held positions with Magnus Engineering and Genmounts Racking Systems, where his responsibilities encompassed CADD design, solar array layouts and vendor management. James holds a Professional Engineering License and a Home Inspection License. James’ significant experience with our HC-1 system was instrumental in his selection as a member of the board of directors.

Rezaul Karim, Ph.D. – Director

As a director, Dr. Karim provides valuable input in the Company’s business development strategy. Since 2013, Dr. Karim has been the Managing Partner of Reza Enterprises, Inc., a private investment firm, which has invested in SuperGreen Solutions of Flemington, NJ, a retailer of energy efficient products and services and Signarama of Flemington, NJ, a supplier of custom-made signs. He is president of both companies. Dr. Karim spent over 20 years at Johnson & Johnson, where he was last Director of Methods and Analyses at Janssen Research & Development. Dr. Karim received his BS and MS degrees in statistics from the University of Dhaka in Bangladesh, his MS in Demography and PhD in Biostatistics from John Hopkins University and his MBA from Fairleigh Dickinson University. Dr. Karim’s prior experience as a venture capital investor and entrepreneur was instrumental in his selection as a member of our board of directors.

Family Relationships

Matthew Hidalgo is the son of Andrew Hidalgo and James Strizki is the son of Mike Strizki.

Board Independence and Committees

We are not required to have any independent members of the Board of Directors. The board of directors has determined that (i) Andrew Hidalgo and James Strizki each has a relationship with the company which, in the opinion of the board of directors, would not allow them to be considered as “independent directors” as defined in the Marketplace Rules of The NASDAQ Stock Market and (ii) Rezaul Karim is an independent director as defined in the Marketplace Rules of The NASDAQ Stock Market.

As of the date of this Prospectus, we do not have any active Board committees and the Board as a whole carries out the functions of audit, nominating and compensation committees. We expect our Board of Directors, in the future, to appoint an audit committee, nominating committee and compensation committee, and to adopt charters relative to each such committee. We intend to appoint such persons to committees of the Board of Directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek a listing on a national securities exchange. In addition, we intend that a majority of our directors will be independent directors, of which at least one director will qualify as an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K, as promulgated by the SEC. We do not currently have an “audit committee financial expert” since we currently do not have an audit committee in place.

Except as may be provided in our bylaws, we do not currently have specified procedures in place pursuant to which whereby security holders may recommend nominees to the Board of Directors.

Code of Ethics

We have not yet adopted a Code of Ethics although we expect to do so in the future as we develop our infrastructure and business.

Involvement in Certain Legal Proceedings

Our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

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2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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EXECUTIVE COMPENSATION

Executive Officer Compensation

No compensation has been paid to any executive officer since inception. It is currently the intention of the Board to start paying cash salaries to executive officers when we are achieving gross revenue of $4 million, on an annualized, consolidated basis, including from any subsidiaries or companies acquired. In addition, equity compensation may be granted to executive officers pursuant to the 2016 Plan, at the discretion of the Board.

Option/SAR Grants in Fiscal Year Ended December 31, 2015

None.

Outstanding Equity Awards at Fiscal Year-End Table

None.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted- average exercise price of outstanding options (b)	Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,000,000	$0.01	1,500,000
Equity compensation plans not approved by security holders	-	-	-
Total	1,000,000	$0.01	1,500,000

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

We currently do not have any employment agreements with our executive officers.

Director Compensation

No compensation has been paid to any director since inception and the Board currently has no plans to provide for any cash compensation. Equity compensation may be granted to directors pursuant to the 2016 Plan, at the discretion of the Board.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as disclosed below, since our inception in 2015, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

Our current office space consists of approximately 800 square feet, which is donated to us from one of our executive officers. There is no lease agreement and we pay no rent.

Effective February 4, 2016, we sold 526,316 shares of common stock to Reza Enterprises, Inc., an entity beneficially owned by Rezaul Karim. In connection with, and as a condition of closing, we agreed to appoint Rezaul Karim to our Board.

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our articles of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our company, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of June 28, 2016:

•	by each person who is known by us to beneficially own more than 5% of our common stock;
•	by each of our officers and directors; and
•	by all of our officers and directors as a group.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o H/Cell Energy Corporation, 97 River Road, Flemington, NJ 08822.

NAME OF OWNER	TITLE OF CLASS	NUMBER OF SHARES OWNED (1)		PERCENTAGE OF COMMON STOCK (2)
Andrew Hidalgo	Common Stock	700,000	(3)	21.01%
Matthew Hidalgo	Common Stock	700,000	(3)	21.01%
Mike Strizki	Common Stock	750,000		23.95%
James Strizki	Common Stock	850,000	(4)	26.30%
Rezaul Karim	Common Stock	726,316	(5)	21.80%
Officers and Directors as a Group (5 persons)	Common Stock	3,226,316	(6)	84.20%

Reza Enterprises, Inc. (7)	Common Stock	526,316		16.81%
Turquino Equity LLC (8)	Common Stock	500,000		15.97%

(1) Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 28, 2016 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) Percentage based upon 3,131,579 shares of common stock issued and outstanding as of June 28, 2016.

(3) Represents 200,000 shares of common stock issuable upon exercise of outstanding stock options and 500,000 shares of common stock owned by Turquino Equity LLC. Andrew Hidalgo and Matthew Hidalgo, as Managing Partners of Turquino Equity, have voting and dispositive power over the shares held by such entity, and are therefore deemed beneficial owners of such shares.

(4) Includes 100,000 shares of common stock issuable upon exercise of outstanding stock options

(5) Represents 200,000 shares of common stock issuable upon exercise of outstanding stock options and 526,316 shares of common stock owned by Reza Enterprises, Inc. Rezaul Karim, as Chief Executive Officer of Reza Enterprises, has voting and dispositive power over the shares held by such entity, and is therefore deemed a beneficial owner of such shares.

(6) Includes 700,000 shares of common stock issuable upon exercise of outstanding stock options, 500,000 shares of common stock held by Turquino Equity and 526,316 shares of common stock held by Reza Enterprises.

(7) Rezaul Karim, as Chief Executive Officer of Reza Enterprises, has voting and dispositive power over the shares held by such entity, and is therefore deemed a beneficial owner of such shares.

(8) Andrew Hidalgo and Matthew Hidalgo, as Managing Partners of Turquino Equity, have voting and dispositive power over the shares held by such entity, and are therefore deemed beneficial owners of such shares.

30

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 25,000,000 shares of our common stock, par value $0.0001 per share. As of June 28, 2016, there were 3,131,579 shares of our common stock issued and outstanding. The outstanding shares of our common stock are validly issued, fully paid and nonassessable.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of our common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of our common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of our common stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over our common stock. Our common stock has no pre-emptive, subscription or conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, par value $.0001 per share, none of which are currently outstanding. The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada.

Options

As of June 28, 2016, there are an aggregate of 1,000,000 options to purchase shares of our common stock issued and outstanding. All of the options are exercisable at $0.01 per share and expire on March 10, 2021.

Convertible Securities

None.

Warrants

None.

31

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

The Company also has director and officer indemnification agreements with each of its executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Nevada law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against the Company or the Company’s directors or officers unless the Company joins or consents to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our Amended and Restated Articles of Incorporation provides a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

32

PLAN OF DISTRIBUTION

The selling stockholders may sell some or all of their shares at a fixed price of $0.50 per share until our shares are quoted on the OTCQB, and thereafter at prevailing market prices or privately negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	conducting business in places where business practices and customs are unfamiliar and unknown;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this Prospectus;
•	broker-dealers may agree with the selling stockholders to sell a specified number of the shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any of these methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what are customary in the types of transactions involved.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this Prospectus available to the selling stockholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to these broker-dealers or other financial institutions of shares offered by this Prospectus, which shares these broker-dealers or other financial institutions may resell pursuant to this Prospectus (as supplemented or amended to reflect these transactions).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

33

The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the Prospectus delivery requirements of the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

Once sold under the registration statement, of which this Prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

34

SELLING STOCKHOLDERS

Up to 605,263 shares of common stock are being offered by this Prospectus, all of which are being registered for sale for the accounts of the selling stockholders.  The selling stockholders purchased these shares in private placements transactions in December 2015 and June 2016 that was exempt under the registration provisions of the Securities Act.  We received gross proceeds of $300,000 from the sale of these shares.  None of the selling stockholders are broker-dealers or affiliates of broker-dealers.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this Prospectus.  The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act, as amended, or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this Prospectus.

The table below has been prepared based upon the information furnished to us by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this Prospectus accordingly. We cannot provide an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering covered by this Prospectus because the selling stockholders may offer some or all of their shares of common stock under this Prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.

The following table sets forth, based on information provided to us by the selling stockholders or known to us, the name of each selling stockholder, the nature of any position, office or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. Because the selling stockholders may offer all or any portions of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this Prospectus that will be held by the selling stockholders upon the termination of the offering.

35

	Beneficial Ownership Prior to this Offering			Beneficial Ownership After this Offering (1)
Selling Stockholder	Number of Shares	Percent of Class (2)	Shares That May be Offered and Sold Hereby	Number of Shares	Percent of Class (2)
Janson B. Simpson	3,000	*	3,000	––	––
Erica H. Simpson	3,000	*	3,000	––	––
David Mark Doebler	70,000	2.24%	70,000	––	––
Gerard Horvilleur and Patricia Horvilleur	6,000	*	6,000	––	––
Myron Polulak	3,000	*	3,000	––	––
Steven Balducci	3,000	*	3,000	––	––
Kazi Ahmed	3,000	*	3,000	––	––
Irene S. Ahmad	3,000	*	3,000	––	––
Barbara L. Spiegel	10,000	*	10,000	––	––
Daniel & Jane Collins, JTWROS	40,000	1.28%	40,000	––	––
Bryan & Linda Somers, JTWROS	20,000	*	20,000	––	––
James J. Heinz	15,000	*	15,000	––	––
Bruce & Rebecca Sher, JTWROS	4,000	*	4,000	––	––
Richard Molinsky	3,000	*	3,000	––	––
M. Alice de Tiberge	6,000	*	6,000	––	––
Michael & Melissa Houck, JTWROS	3,000	*	3,000	––	––
Salvatore & Joanne Arena, JTWROS	3,000	*	3,000	––	––
Mary Ann and Raymond Brown, JTWROS	20,000	*	20,000	––	––
Diane H. Polyak	3,000	*	3,000	––	––
Paul Benis	4,000	*	4,000	––	––
Richard J. Spiegel	10,000	*	10,000	––	––
Mohammad S. Hossain	4,000	*	4,000	––	––
Charles & Linda Benton, JTWROS	10,000	*	10,000	––	––
Sheerkahn Investments, LLC (3)	10,000	*	10,000	––	––
Dale J. Berton	5,000	*	5,000	––	––
Mathew and JoAnn DiPilato, JTWROS	4,000	*	4,000	––	––
Alan Trevanion	12,000	*	12,000	––	––
Atul Malhotra	3,000	*	3,000	––	––
Gunars and Cathy Vilinskis, JTWROS	3,000	*	3,000	––	––
Christopher Arena	3,000	*	3,000	––	––
Andrew Kramer	40,000	1.28%	40,000	––	––
Michael Lerman	4,000	*	4,000	––	––
Energy Solutions International, LLC (4)	3,000	*	3,000	––	––
Mark Stephen Eaton	2,000	*	2,000	––	––
Mark Mancini	2,000	*	2,000	––	––
Stephen Mullane	2,000	*	2,000	––	––
Marie Mullane	2,000	*	2,000	––	––
Sean and Wendy Davies, JTWROS	2,000	*	2,000	––	––
Michel A. Doyle	20,000	*	20,000	––	––
Gary R. Gravley	60,000	1.92%	60,000	––	––
David Kalb	5,000	*	5,000	––	––
Eric W. Gingold	3,000	*	3,000	––	––
Howard W. and Laurie Sue Denenberg, JTWROS	5,000	*	5,000	––	––
Gabriel L. and Anca M. Suciu, JTWROS	20,000	*	20,000	––	––
Camille Fasanella and Sarah Polonsky	3,000	*	3,000	––	––
Roshan Sammy	2,000	*	2,000	––	––
Craig Lerman	10,000	*	10,000	––	––
Elena Benton	2,000	*	2,000	––	––
Donna J. Fasanella	6,000	*	6,000	––	––
Jennifer Hardie	10,000	*	10,000	––	––
Sarah Benton	2,000	*	2,000	––	––
Joy E. Arena	6,000	*	6,000	––	––
Pamela A. Weidel Living Trust (5)	105,263	3.36%	105,263	––	––

*	Represents less than 1%.

(1)	Assumes that (i) all of the shares of common stock to be registered on the registration statement of which this Prospectus is a part, are sold in the offering and (ii) that no other shares of common stock are acquired or sold by the selling stockholder prior to the completion of the offering. However, subject to the restrictions of transfer agreed to by the selling stockholders (see “Plan of Distribution” in this Prospectus), the selling stockholders may sell all, some or none of the shares offered pursuant to this Prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.
(2)	Applicable percentage ownership before and after the offering is based on 3,131,579 shares of common stock outstanding as of June 28, 2016.
(3)	David J. Voacolo is the manager of this entity and has voting and investment power over the securities owned by it.
(4)	Christopher R. Maddern is the managing member of this entity and has voting and investment power over the securities owned by it.
(5)	Pamela A. Weidel is the trustee of this trust and has voting and investment power over the securities owned by it.

36

December 2015 Private Placement

On December 29, 2015, we sold 105,263 shares of common stock to one selling stockholder for gross proceeds of $50,000. All of the shares sold in this offering are registered pursuant to the registration statement that this Prospectus is a part of.

June 2016 Private Placement

On June 16, 2016, we sold 500,000 shares of common stock to the remaining selling stockholders for gross proceeds of $250,000. All of the shares sold in this offering are registered pursuant to the registration statement that this Prospectus is a part of.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements of our company included in this Prospectus and in the registration statement have been audited by Rosenberg, Rich, Baker Berman & Co., independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act with respect to our shares of common stock offered by this Prospectus. The registration statement contains additional information about us and the shares of common stock that we are offering in this Prospectus.

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Such reports and other information filed by the Company with the SEC are available free of charge on the SEC’s website.  You may also request a copy of those filings, excluding exhibits, from us at no cost. These requests should be addressed to us at: Investor Relations, H/Cell Energy Corporation, 97 River Road, Flemington, NJ 08822. The public may read and copy any materials filed by the Company with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. The contents of these websites are not incorporated into this filing by reference. Further, the Company’s references to the URLs for these websites are intended to be inactive textual references only.

37

INDEX TO FINANCIAL STATEMENTS

H/CELL ENERGY CORPORATION

INDEX TO FINANCIAL STATEMENTS

For the Period August 17, 2015 (date of inception) to December 31, 2015

For the Three Months Ended March 31, 2016

38

REPORT OF REGISTERED INDEPENDENT AUDITORS

To the Board of Directors and
Stockholders of H/Cell Energy Corporation

We have audited the accompanying balance sheet of H/Cell Energy Corporation as of December 31, 2015, and the related statement of operations, stockholders’ equity, and cash flows for the period from August 17, 2015 (date of inception) through December 31, 2015. H/Cell Energy Corporation’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of H/Cell Energy Corporation as of December 31, 2015, and the results of its operations and its cash flows for the period from August 17, 2015 (date of inception) through December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rosenberg Rich Baker Berman & Company

Somerset, NJ

June 28, 2016

F-1

H/CELL ENERGY CORPORATION

BALANCE SHEET

DECEMBER 31, 2015

ASSETS

Current Assets

Cash and Cash Equivalents	$49,200

Total Current Assets	49,200

Other Assets, Website Development Costs	3,000

TOTAL ASSETS	$52,200

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Accounts Payable and Accrued Expenses	$2,400
Due to Stockholders	5,420

Total Current Liabilities	7,820

Stockholders' Equity

Common Stock - $0.0001 par value; 25,000,000 shares authorized;
2,105,263 shares issued and outstanding
Preferred Stock - $0.0001 par value; 5,000,000 shares authorized;	211
0 shares issued and outstanding	-
Paid-in-Capital	49,989
Retained Earnings	(5,820)

Total Stockholders' Equity	44,380

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$52,200

See Accompanying Notes to Financial Statements

F-2

H/CELL ENERGY CORPORATION

STATEMENT OF OPERATIONS

FOR THE PERIOD AUGUST 17, 2015 (DATE OF INCEPTION) TO DECEMBER 31, 2015

Revenue	$-

Operating Expenses

Research and Development	2,400
General and Adminsitrative	3,420

Total Operating Expenses	5,820

Loss from Operations	(5,820)

Income Tax Provision (Benefit)	-

Net Loss	$(5,820)

Loss Per Share
Basic	$-

Weighted Average Common Shares Outstanding
Basic	2,001,548

See Accompanying Notes to Financial Statements

F-3

H/CELL ENERGY CORPORATION

STATEMENT OF SHAREHOLDERS' EQUITY

FOR THE PERIOD AUGUST 17, 2015 (DATE OF INCEPTION) TO DECEMBER 31, 2015

	Common Stock		Preferred Stock		Additional		Total
	Number of		Number of		Paid-In	Accumulated	Shareholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Beginning, August 17, 2015 (Date of Inception)	-	$-	-	$-	$-	$-	$-

Issuance of Common Stock	2,000,000	200	-	-	-	-	200

Issuance of Common Stock	105,263	11			49,989		50,000

Net Loss	-	-	-	-	-	(5,820)	(5,820)

Ending, December 31, 2015	2,105,263	$211	-	$-	$49,989	$(5,820)	$44,380

See Accompanying Notes to Financial Statements

F-4

H/CELL ENERGY CORPORATION

STATEMENT OF CASH FLOWS

FOR THE PERIOD AUGUST 17, 2015 (DATE OF INCEPTION) TO DECEMBER 31, 2015

Cash Flows from Operating Activities

Net Loss	$(5,820)
Changes in Assets and Liabilities
Accounts Payable and Accrued Expenses	2,400

Net Cash used in Operating Activities	(3,420)

Net Cash used in Investing Activities

Payment of Website Development Costs	(3,000)

Cash Flows from Financing Activities

Proceeds from Issuance of Common Stock	50,200
Due to Stockholders	5,420

Net Cash provided by Financing Activities	55,620

Net Increase in Cash and Cash Equivalents	49,200

Cash and Cash Equivalents - Beginning	-

Cash and Cash Equivalents - Ending	$49,200

See Accompanying Notes to Financial Statements

F-5

H/CELL ENERGY CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2015

1.	ORGANIZATION AND LINE OF BUSINESS

H/Cell Energy Corporation (the “Company”) was incorporated in the state of Nevada on August 17, 2015. The Company, based in Flemington, N.J., is a start-up company whose planned principal operations will consist of designing and installing hydrogen energy systems.

The Company has developed a hydrogen energy system for residential and commercial use designed to create electricity. This unique system uses renewable energy as its source for hydrogen production. It functions as a self-sustaining clean energy system. It can be configured as an off grid solution for all electricity needs or it can be connected to the grid to generate energy credits. Its production of hydrogen is truly eco-friendly, as it is not produced by the use of fossil fuels. It is a revolutionary green-energy concept that is safe, renewable, self-sustaining and cost effective.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and cover the period from August 17, 2015 (date of inception) to December 31, 2015.

In January 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) number 2014-10, Development Stage Entities. Among other changes, ASU 2014-10 eliminates the requirement for development stage entities to: 1) present inception-to-date information in the statements of operations, shareholders' equity and cash flows; 2) label the financial statements as those of a development stage entity; 3) disclose a description of the development stage activities in which the entity is engaged, and; 4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The new pronouncement is effective for annual reporting periods beginning after December 15, 2014.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include estimates used to review the Company’s goodwill, impairments and estimations of long-lived assets, revenue recognition on percentage of completion type contracts, allowances for uncollectible accounts, inventory valuation, debt beneficial conversion features, valuations of non-cash capital stock issuances and the valuation allowance on deferred tax assets. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable in the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Revenues and related costs on construction contracts are recognized using the “percentage of completion method” of accounting in accordance with ASC 605-35, Accounting for Performance of Construction-Type and Certain Production Type Contracts. Under this method, contract revenues and related expenses are recognized over the performance period of the contract in direct proportion to the costs incurred as a percentage of total estimated costs for the entirety of the contract. Costs include direct material, direct labor, subcontract labor and any allocable indirect costs. All un-allocable indirect costs and corporate general and administrative costs are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as it is determined.

F-6

H/CELL ENERGY CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2015

Revisions in cost and profit estimates during the course of the contract are reflected in the accounting period in which the facts, which require the revision, become known. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

Cash and Cash Equivalents

Cash and cash equivalents includes cash in bank and money market funds as well as other highly liquid investments with an original maturity of three months or less. The Company had no cash equivalents as of December 31, 2015.

Website Development Costs

In accordance with FASB Accounting Standards Codification (“ASC”) 350, Website Development Costs, website development is segregated into three stages or activities. During the initial, or planning stage, all related costs are expensed as incurred. The second phase is the development of the site, which include costs incurred for web application and infrastructure, as well as graphics development. Costs incurred during the second phase are capitalized and then amortized when the website is ready for its intended use. Stage three consists of costs incurred for post-implementation work, such as security, training and administration. Such costs incurred during this phase are expensed as incurred. Expenditures for additional upgrades and features once the website is launched are capitalized if the upgrades and enhancements furnish additional functionality; otherwise, such costs are expensed as incurred.

Website development costs which have been capitalized will be amortized, using the straight-line method, over an estimated useful life of five years, commencing when the site is launched.

Research and Development Costs

Research and development costs are expensed as incurred. These costs consist primarily of consulting fees, salaries and direct payroll related costs.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to FASB ASC 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The determination of the Company’s provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in the Company’s financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from taxing authorities. When facts and circumstances change, the Company reassesses these probabilities and records any changes in the financial statements as appropriate. Accrued interest and penalties related to income tax matters are classified as a component of income tax expense.

F-7

H/CELL ENERGY CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2015

The Company recognizes and measures its unrecognized tax benefits in accordance with FASB ASC 740. Under that guidance, management assesses the likelihood that tax positions will be sustained upon examination based on the facts, circumstances and information, including the technical merits of those positions, available at the end of each period. The measurement of unrecognized tax benefits is adjusted when new information is available, or when an event occurs that requires a change.

The Company did not identify any material uncertain tax positions.  The Company did not recognize any interest or penalties for unrecognized tax benefits.

The federal income tax returns of the Company are subject to examination by the IRS, generally for the three years after they are filed. The Company's 2015 is still open for examination by the taxing authorities.

There was no provision for income taxes for the period ended December 31, 2015.

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts payable and accrued liabilities, and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

Net Income (Loss) Per Common Share

The Company computes basic net income (loss) per share by dividing net income (loss) per share available to common stockholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable. The computation of basic and diluted loss per share excludes potentially dilutive securities because their inclusion would be anti-dilutive. There were no anti-dilutive securities for the year ended December 31, 2015.

3.	RELATED PARTY TRANSACTIONS

For the period ended December 31, 2015 there was $5,420 due to stockholders. All expenses paid for on the Company’s behalf were for incorporation of the Company including all legal and accounting fees. They are non-interest bearing with no set terms for repayment.

4.	SUBSEQUENT EVENTS

On February 4, 2016, the Company sold 526,316 shares of common stock for $200,000 in a private offering. The Board of Directors unanimously approved of the sale and accordingly issued additional shares after receipt of the consideration.

On March 10, 2016, the Company adopted the 2016 Incentive Stock Option Plan (the “Plan”) under which the Company reserved 2,500,000 shares of the Company’s common stock for issuance under the Plan. Consecutive to the approval of the Plan, the Board also approved the grant of 1,000,000 non-statutory stock options vesting immediately upon issuance and having an exercise price per share equal to $0.01 to several employees and one director of the Company.

F-8

H/CELL ENERGY CORPORATION

BALANCE SHEETS

AS OF MARCH 31, 2016 AND DECEMBER 31, 2015

	March 31, 2016	December 31, 2015
ASSETS

Current Assets

Cash and Cash Equivalents	$199,191	$49,200

Total Current Assets	199,191	49,200

Other Assets, Website Development Costs	2,850	3,000

TOTAL ASSETS	$202,041	$52,200

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Accounts Payable and Accrued Expenses	$-	$2,400
Due to Stockholders	1,216	5,420

Total Current Liabilities	1,216	7,820

Stockholders' Equity

Common Stock - $0.0001 par value; 25,000,000 shares authorized;
2,631,579 shares issued and outstanding	263	211
Preferred Stock - $0.0001 par value; 5,000,000 shares authorized;
0 shares issued and outstanding	-	-
Paid-in-Capital	637,387	49,989
Retained Earnings	(436,825)	(5,820)
Total Stockholders' Equity	200,825	44,380

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$202,041	$52,200

See Accompanying Notes to Financial Statements

F-9

H/CELL ENERGY CORPORATION

STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2016

Revenue	$-

Operating Expenses

Research and Development	2,000
General and Administrative Expenses	429,005

Total Operating Expenses	431,005

Loss from Operations	$(431,005)
Income Tax Provision (Benefit)	-

Net Loss	$(431,005)

Loss Per Share
Basic	$(0.18)

Weighted Average Common Shares Outstanding
Basic	2,432,749

See Accompanying Notes to Financial Statements

F-10

H/CELL ENERGY CORPORATION

STATEMENT OF SHAREHOLDERS' EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2016

	Common Stock		Preferred Stock		Additional		Total
	Number of		Number of		Paid-In	Accumulated	Shareholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Beginning, January 1, 2016	2,105,263	$211	-	$-	$49,989	$(5,820)	$44,380

Issuance of Common Stock	526,316	52	-	-	199,948	-	200,000

Stock Based Compensation	-	-	-	-	387,450	-	387,450

Net Loss	-	-	-	-	-	(431,005)	(431,005)

Ending, March 31, 2016	2,631,579	$263	-	$-	$637,387	$(436,825)	$200,825

See Accompanying Notes to Financial Statements

F-11

H/CELL ENERGY CORPORATION

STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2016

Cash Flows from Operating Activities

Net Loss	$(431,005)
Depreciation	150
Stock based compensation	387,450
Changes in Assets and Liabilities
Accounts Payable and Accrued Expenses	(2,400)

Net Cash used in Operating Activities	(45,805)

Cash Flows from Financing Activities

Proceeds from Issuance of Common Stock	200,000
Due to Stockholders	(4,204)

Net Cash provided by Financing Activities	195,796

Net Increase in Cash and Cash Equivalents	149,991

Cash and Cash Equivalents - Beginning	49,200

Cash and Cash Equivalents - Ending	$199,191

See Accompanying Notes to Financial Statements

F-12

H/CELL ENERGY CORPORATION

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2016

1.	ORGANIZATION AND LINE OF BUSINESS

H/Cell Energy Corporation (the “Company”) was incorporated in the state of Nevada on August 17, 2015. The Company, based in Flemington, N.J., is a start-up company whose planned principal operations will consist of designing and installing hydrogen energy systems.

The Company has developed a hydrogen energy system for residential and commercial use designed to create electricity. This unique system uses renewable energy as its source for hydrogen production. It functions as a self-sustaining clean energy system. It can be configured as an off grid solution for all electricity needs or it can be connected to the grid to generate energy credits. Its production of hydrogen is truly eco-friendly, as it is not produced by the use of fossil fuels. It is a revolutionary green-energy concept that is safe, renewable, self-sustaining and cost effective.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and cover the quarter ended March 31, 2016.

In January 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) number 2014-10, Development Stage Entities. Among other changes, ASU 2014-10 eliminates the requirement for development stage entities to: 1) present inception-to-date information in the statements of operations, shareholders' equity and cash flows; 2) label the financial statements as those of a development stage entity; 3) disclose a description of the development stage activities in which the entity is engaged, and; 4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The new pronouncement is effective for annual reporting periods beginning after December 15, 2014, with early adoption permitted for any annual reporting period or interim reporting period for which the entity's financial statements have not yet been made available for issuance.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include estimates used to review the Company’s goodwill, impairments and estimations of long-lived assets, revenue recognition on percentage of completion type contracts, allowances for uncollectible accounts, inventory valuation, debt beneficial conversion features, valuations of non-cash capital stock issuances and the valuation allowance on deferred tax assets. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable in the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Revenues and related costs on construction contracts are recognized using the “percentage of completion method” of accounting in accordance with ASC 605-35, Accounting for Performance of Construction-Type and Certain Production Type Contracts. Under this method, contract revenues and related expenses are recognized over the performance period of the contract in direct proportion to the costs incurred as a percentage of total estimated costs for the entirety of the contract. Costs include direct material, direct labor, subcontract labor and any allocable indirect costs. All un-allocable indirect costs and corporate general and administrative costs are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as it is determined.

F-13

Revisions in cost and profit estimates during the course of the contract are reflected in the accounting period in which the facts, which require the revision, become known. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

Cash and Cash Equivalents

Cash and cash equivalents includes cash in bank and money market funds as well as other highly liquid investments with an original maturity of three months or less. The Company had no cash equivalents as of March 31, 2016.

Website Development Costs

In accordance with FASB Accounting Standards Codification (“ASC”) 350, Website Development Costs, website development is segregated into three stages or activities. During the initial, or planning stage, all related costs are expensed as incurred. The second phase is the development of the site, which include costs incurred for web application and infrastructure, as well as graphics development. Costs incurred during the second phase are capitalized and then amortized when the website is ready for its intended use. Stage three consists of costs incurred for post-implementation work, such as security, training and administration. Such costs incurred during this phase are expensed as incurred. Expenditures for additional upgrades and features once the website is launched are capitalized if the upgrades and enhancements furnish additional functionality; otherwise, such costs are expensed as incurred.

Website development costs which have been capitalized will be amortized, using the straight-line method, over an estimated useful life of five years. The site launched in January of 2016.

Research and Development Costs

Research and development costs are expensed as incurred. These costs consist primarily of consulting fees, salaries and direct payroll related costs.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to FASB ASC 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The determination of the Company’s provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in the Company’s financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from taxing authorities. When facts and circumstances change, the Company reassesses these probabilities and records any changes in the financial statements as appropriate. Accrued interest and penalties related to income tax matters are classified as a component of income tax expense.

The Company recognizes and measures its unrecognized tax benefits in accordance with FASB ASC 740. Under that guidance, management assesses the likelihood that tax positions will be sustained upon examination based on the facts, circumstances and information, including the technical merits of those positions, available at the end of each period. The measurement of unrecognized tax benefits is adjusted when new information is available, or when an event occurs that requires a change.

F-14

The Company did not identify any material uncertain tax positions.  The Company did not recognize any interest or penalties for unrecognized tax benefits.

The federal income tax returns of the Company are subject to examination by the IRS, generally for the three years after they are filed. The Company's 2015 is still open for examination by the taxing authorities.

There was no provision for income taxes for the quarter ended March 31, 2016.

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts payable and accrued liabilities, and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

Net Income (Loss) Per Common Share

The Company computes basic net income (loss) per share by dividing net income (loss) per share available to common stockholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable. The computation of basic and diluted loss per share excludes potentially dilutive securities because their inclusion would be anti-dilutive. Potentially-dilutive securities excluded from the computation of basic and diluted net loss per share for the quarter ended March 31, 2016 are as follows:

March 31, 2016

Options to purchase common stock	1,000,000
Totals	1,000,000

3.	RELATED PARTY TRANSACTIONS

The Company’s current office space consists of approximately 800 square feet, which is donated to it from one of its executive officers. There is no lease agreement and the Company pays no rent.

Effective February 4, 2016, the Company sold 526,316 shares of common stock to Reza Enterprises, Inc., an entity beneficially owned by Rezaul Karim. In connection with, and as a condition of closing, the Company agreed to appoint Rezaul Karim to its Board.

The Company has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company’s articles of incorporation and bylaws. These agreements, among other things, provide for indemnification of the Company’s directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provided services at the Company’s request. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

F-15

4.	STOCK OPTIONS AWARDS AND GRANTS

There is not a viable market for the Company’s common stock to determine its fair value, therefore management is required to estimate the fair value to be utilized in the determining stock based compensation costs.  In estimating the fair value, management considered recent sales of its common stock to independent qualified investors. Considerable management judgment is necessary to estimate the fair value.  Accordingly, actual results could vary significantly from management’s estimates

On March 10, 2016, the Company’s Board of Directors approved the 2016 Incentive Stock Option Plan (the “2016 Plan”). The Plan provides for the issuance of options to purchase up to 2,500,000 shares of the Company’s common stock to officers, directors, employees and consultants of the Company. Under the terms of the Plan the Company may issue Incentive Stock Options as defined by the Internal Revenue Code to employees of the Company only and non-statutory options. The Board of Directors of the Company determines the exercise price, vesting and expiration period (not to exceed 10 years) of the grants under the Plan. However, the exercise price of an Incentive Stock Option should not be less than 110% of fair value of the common stock at the date of the grant for a 10% or more stockholder and 100% of fair value for a grantee who is not 10% stockholder. The fair value of the common stock is determined based on quoted market price or in absence of such quoted market price, by the Board of Directors in good faith.

As of March 31, 2016, the Company granted an aggregate of 1,000,000 non-statutory options to a director and key employees.

A summary of the stock option activity and related information for the 2016 Plan from August 17, 2015 (date of inception) to March 31, 2016 is as follows:

Weighted- Average
		Weighted-	Remaining
	Shares	Average Exercise Price	Contractual Term	Aggregate Intrinsic Value
Outstanding at August 17, 2015 (date of inception)	-
Grants	-
Exercised	-
Canceled	-
Outstanding at December 31, 2015	-
Grants	1,000,000	$0.01	5.00	$385,833
Exercised	-
Canceled	-
Outstanding at March 31,2016	1,000,000	$0.01	4.95	$385,833

Vested and expected to vest at March 31, 2016	1,000,000	$0.01	4.95	$385,833
Exercisable at March 31, 2016	1,000,000	$0.01	4.95	$385,833

The aggregate intrinsic value in the preceding table represents the total pretax intrinsic value, based on options with an exercise price less than the Company’s estimated market stock price of $0.3958 as of March 31, 2016, which would have been received by the option holders had those option holders exercised their options as of that date.

Option valuation models require the input of highly subjective assumptions. The fair value of stock-based payment awards was estimated using the Black-Scholes option model with a volatility figure derived from an index of historical stock prices of comparable entities until sufficient data exists to estimate the volatility using the Company’s own historical stock prices. Management determined this assumption to be a more accurate indicator of value.

The Company accounts for the expected life of options based on the contractual life of options for non-employees and for non-statutory options granted to employees. For incentive options granted to employees, the Company accounts for the expected life in accordance with the “simplified” method, which is used for “plain-vanilla” options, as defined in the accounting standards codification. The risk-free interest rate was determined from the implied yields of U.S. Treasury zero-coupon bonds with a remaining life consistent with the expected term of the options.  The fair value of stock-based payment awards during the three months ended March 31, 2016 was estimated using the Black-Scholes pricing model.

F-16

During the three months ended March 31, 2016, the Company granted an aggregate of 1,000,000 options to purchase shares of the Company’s common stock in connection with the services rendered at the exercise price of $0.01 per share for a term of five years, vesting immediately, and have approximate fair value of $387,450.

The fair value of the granted options for three months ended March 31, 2016 was determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	-0-%
Volatility	88.44%
Risk free rate:	1.45%
Expected life:	5 years
Estimated fair value of the Company’s common stock	$0.3958

The following table presents information related to stock options at March 31, 2016:

Options Outstanding		Options Exercisable
Weighted
		Average	Exercisable
Exercise	Number of	Remaining Life	Number of
Price	Options	In Years	Options
$0.01	1,000,000	4.95	1,000,000

The fair value of all options vesting during the three months ended March 31, 2016 of $387,450 was charged to current period operations.  As of March 31, 2016, there was no unrecognized compensation expense.

5.	SUBSEQUENT EVENTS

On June 16, 2016, the Company concluded a private placement in which we sold 500,000 shares of common stock to 52 accredited investors for gross proceeds of $250,000.

F-17

H/Cell Energy Corporation

PROSPECTUS

Up to 605,263 shares of

Common Stock, par value $0.001 per share

__________________ , 2016

Dealer Prospectus Delivery Obligation

Until [*], 2016, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement. All amounts are estimates except the SEC registration fee. The total expenses for this offering, borne solely by the registrant, are estimated to be approximately $65,030, including:

SEC registration fee	$30
Legal fees and expenses	$40,000
Accounting fees and expenses	$20,000
Miscellaneous expenses	$5,000
Total	$65,030

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our bylaws provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our bylaws is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our bylaws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

On August 17, 2015, we sold 2,000,000 shares of our common stock to our founders in exchange for $200. The shares were issued to accredited investors pursuant to Rule 506 of Regulation D or Section 4(a) (2) of the Securities Act of 1933, as amended.

On December 29, 2015, we sold 105,263 shares of our common stock to one investor in exchange for $50,000. The shares were issued to accredited investors pursuant to Rule 506 of Regulation D or Section 4(a) (2) of the Securities Act of 1933, as amended.

On February 4, 2016, we sold 526,316 shares of our common stock to one investor in exchange for $200,000. The shares were issued to accredited investors pursuant to Rule 506 of Regulation D or Section 4(a) (2) of the Securities Act of 1933, as amended.

On June 16, 2016, we sold an aggregate of 500,000 shares of our common stock to 52 investors in exchange for an aggregate of $250,000. The shares were issued to accredited investors pursuant to Rule 506 of Regulation D or Section 4(a) (2) of the Securities Act of 1933, as amended.

II-1

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following exhibits are included as part of this Form S-1. References to “the Company” in this Exhibit List mean H/Cell Energy Corporation, a Nevada corporation.

3.01	Articles of Incorporation of the Company, filed with the Nevada Secretary of State on August 17, 2015

3.02	Certificate of Correction to the Articles of Incorporation of the Company, filed with the Nevada Secretary of State on August 18, 2015

3.03	Bylaws of the Company

4.01*	Specimen Stock Certificate evidencing the shares of common stock

5.01*	Opinion of Sichenzia Ross Friedman Ference LLP

10.01	Form of Purchase Agreement, dated December 29, 2015, by and between the Company and Pamela A. Weidel Living Trust

10.02	Form of Purchase Agreement, dated January 14, 2016, by and between the Company and Reza Enterprises, Inc.

10.03	Form of Subscription Agreement, dated June 16, 2016, by and between the Company and the investors signatory thereto

10.04	Form of Indemnification Agreement

10.05†	2016 Incentive Stock Option Plan

23.01	Consent of Rosenberg Rich Baker Berman & Company

23.02*	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.01)

24.01	Power of Attorney (included on signature page to the registration statement).

*	To be filed by amendment.
†	Indicates a management contract or compensatory plan or arrangement.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

                (ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

                (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

II-2

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Flemington, State of New Jersey, on this 29th day of June, 2016.

H/CELL ENERGY CORPORATION

Date: June 29, 2016	By:	/s/ ANDREW HIDALGO
Andrew Hidalgo
Chief Executive Officer (Principal Executive Officer)

Date: June 29, 2016	By:	/s/ MATTHEW HIDALGO
Matthew Hidalgo
Chief Financial Officer (Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of H/Cell Energy Corporation, a Nevada corporation, do hereby constitute and appoint Andrew Hidalgo and Matthew Hidalgo and each of them his or her true and lawful attorney-in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, including post-effective amendments, to this Registration Statement or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and each of the undersigned hereby ratifies and confirms that said attorney and agent, shall do or cause to be done by virtue thereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney. In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ ANDREW HIDALGO	Chief Executive Officer (Principal Executive	June 29, 2016
Andrew Hidalgo	Officer) and Director

/s/ MATTHEW HIDALGO	Chief Financial Officer (Principal Financial	June 29, 2016
Matthew Hidalgo	Officer and Principal Accounting Officer)

/s/ JAMES STRIZKI	Director	June 29, 2016
James Strizki

/s/ REZAUL KARIM	Director	June 29, 2016
Rezaul Karim

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